Exhibit 99.2

Ibere Pharmaceuticals Announces Closing of $138,000,000 Initial Public Offering

Philadelphia, PA, March 2, 2021 (GLOBE NEWSWIRE) – Ibere Pharmaceuticals (the “Company”) announced today that it closed its initial public offering of 13,800,000 units at $10.00 per unit, which included the exercise in full of the underwriter’s over-allotment option to purchase 1,800,000 Units. The offering resulted in gross proceeds to the Company of $138 million.

The Company’s units are listed on the New York Stock Exchange (“NYSE”) and commenced trading on February 26, 2021 under the ticker symbol “IBERU”. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “IBER” and “IBERW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities in the pharmaceutical and life sciences industries.

Raymond James & Associates, Inc. acted as the sole book running manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Equity Syndicate, 1-800-248-8863, prospectus@raymondjames.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on February 25, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Osagie Imasogie

osagie@phoenixipv.com